The J. M. Smucker Company Announces Fiscal 2014 Third Quarter Results

- Q3 EPS up 12 percent; Q3 EPS up 13 percent excluding special project costs

- Q3 net sales decrease 6 percent reflecting price declines

- Company updates full year 2014 guidance

ORRVILLE, Ohio, Feb. 14, 2014 /PRNewswire/ -- The J. M. Smucker Company (NYSE: SJM) today announced results for the third quarter ended January 31, 2014, of its 2014 fiscal year. Results for the quarter and nine months ended January 31, 2014, include the operations of Enray Inc. ("Enray") since the completion of the acquisition on August 20, 2013, and the impact of the Company's licensing and distribution agreement with Cumberland Packing Corp. ("Cumberland"), which commenced on July 1, 2013.

Executive Summary

	Three Months Ended January 31,			Nine Months Ended January 31,
	2014	2013	% Increase (Decrease)	2014	2013	% Increase (Decrease)
	(Dollars in millions, except per share data)

Net sales	$ 1,465.5	$ 1,559.6	(6%)	$ 4,376.3	$ 4,558.0	(4%)
Operating income	$ 263.5	$ 258.3	2%	$ 727.6	$ 696.4	4%
% of net sales	18.0%	16.6%		16.6%	15.3%
Net income:
Net income	$ 166.7	$ 154.2	8%	$ 446.7	$ 413.9	8%
Net income per common share - assuming dilution	$ 1.59	$ 1.42	12%	$ 4.24	$ 3.78	12%

Operating income excluding special project costs	$ 273.5	$ 266.3	3%	$ 754.1	$ 746.2	1%
% of net sales	18.7%	17.1%		17.2%	16.4%
Income excluding special project costs:
Income	$ 173.5	$ 159.3	9%	$ 464.5	$ 446.8	4%
Income per common share - assuming dilution	$ 1.66	$ 1.47	13%	$ 4.41	$ 4.08	8%

  Third quarter net sales decreased 6 percent in 2014, compared to 2013, reflecting pricing actions taken since the beginning of the third quarter of 2013 and the impact of the planned exit of certain portions of the Company's business in its International, Foodservice, and Natural Foods segment.  The impacts of volume, excluding the planned exits, and mix changes were not significant to net sales in the third quarter of 2014.
  Operating income excluding the impact of restructuring, merger and integration, and certain pension settlement costs ("special project costs") increased 3 percent in the third quarter of 2014, compared to 2013, reflecting gains in gross profit and lower corporate administrative expenses.
  Income excluding special project costs increased 9 percent in the third quarter of 2014, compared to 2013, reflecting the increase in operating income and further impacted by lower interest expense.
  Third quarter income per diluted share, excluding special project costs, increased 13 percent in 2014, compared to 2013, benefiting from the Company's share repurchase activities over the past year.

"We achieved record third quarter earnings per share and made good progress against our strategic plan," commented Richard Smucker, Chief Executive Officer. "We continue to navigate through a challenging operating environment. This journey is supported by our leading market position with strong and healthy brands. Our innovation pipeline is extensive and our new products are winning with customers. We continue to optimize our supply chain which, over time, improves our cost structure, margins, and cash flow, and positions us for future growth."

"Our overall retail business was solid for the quarter led by volume growth in U.S. retail coffee, our largest business segment," stated Vince Byrd, President and Chief Operating Officer. "We also drove growth in a number of our core categories as a result of the increased level of quality merchandising achieved during the holiday season. We underperformed in our foodservice and spreads businesses, but view these as near-term issues. While the fourth quarter will be a difficult financial comparison, we are optimistic about our prospect for growth as we head into the new fiscal year."

Net Sales

	Three Months Ended January 31,				Nine Months Ended January 31,
	2014	2013	Increase (Decrease)%		2014	2013	Increase (Decrease)%
	(Dollars in millions)

Net sales	$ 1,465.5	$ 1,559.6	$ (94.1)	(6%)	$ 4,376.3	$ 4,558.0	$ (181.7)	(4%)
Adjust for certain noncomparable items:
Enray acquisition	(14.7)	-	(14.7)	(1%)	(26.0)	-	(26.0)	(1%)
Cumberland distribution agreement	(9.0)	-	(9.0)	(1%)	(21.6)	-	(21.6)	0%
Foreign exchange	8.3	-	8.3	1%	15.9	-	15.9	0%
Net sales adjusted for certain noncomparable items	$ 1,450.1	$ 1,559.6	$ (109.5)	(7%)	$ 4,344.6	$ 4,558.0	$ (213.4)	(5%)

Amounts may not add due to rounding.

Net sales decreased 6 percent in the third quarter of 2014, compared to the third quarter of 2013, primarily due to the impact of a 6 percent reduction in net price realization reflecting price declines taken since the beginning of the third quarter of 2013, notably on coffee and peanut butter. A combined $23.7 million from the acquired Enray business and the Cumberland distribution agreement contributed positively to net sales in the third quarter of 2014. The unfavorable impacts of mix and foreign exchange each reduced net sales by 1 percent in the third quarter of 2014, compared to the third quarter of 2013.

Volume gains realized in Crisco® oils, Folgers® coffee, and the Robin Hood® brand were offset by declines in Pillsbury® baking mixes and flour, and the impact of the previously announced business exits in the International, Foodservice, and Natural Foods segment.

Margins

	Three Months Ended January 31,		Nine Months Ended January 31,
	2014	2013	2014	2013
	(% of net sales)

Gross profit	37.2%	34.4%	36.3%	34.0%
Selling, distribution, and administrative expenses:
Marketing	5.4%	4.8%	5.5%	5.1%
Selling	3.5%	3.3%	3.5%	3.3%
Distribution	2.7%	2.6%	2.8%	2.6%
General and administrative	5.5%	5.4%	5.8%	5.3%
Total selling, distribution, and administrative expenses	17.1%	16.1%	17.6%	16.2%
Amortization	1.7%	1.6%	1.7%	1.6%
Other restructuring, merger and integration, and special projects costs	0.5%	0.4%	0.5%	0.9%
Other operating income - net	(0.0%)	(0.3%)	(0.0%)	(0.1%)
Operating income	18.0%	16.6%	16.6%	15.3%

Amounts may not add due to rounding.

Gross profit increased $9.0 million, or 2 percent, in the third quarter of 2014, compared to 2013, due to lower commodity costs. Excluding special project costs as previously defined, gross profit increased $10.7 million, or 2 percent, during the same period. Unrealized mark-to-market adjustments on derivative contracts contributed $4.5 million to the increase in gross profit as the impact was a gain of $4.0 million in the third quarter of 2014, compared to a loss of $0.5 million in the third quarter of 2013.

Commodity costs were a net benefit to gross profit as lower costs, primarily for green coffee, peanuts, and oils, were not entirely offset by lower net price realization across the portfolio. The additions of Enray and Cumberland also contributed to gross profit in the third quarter of 2014, but were more than offset by the impact of the exited businesses in the International, Foodservice, and Natural Foods segment. Gross profit was reduced by an unplanned adjustment which impacted net sales by approximately $10 million, primarily related to the Company's foodservice hot beverage business trade spending accrual.

Selling, distribution, and administrative expenses were flat in the third quarter of 2014, compared to the third quarter of 2013, and increased as a percentage of net sales from 16.1 percent to 17.1 percent. Marketing expenses increased 5 percent in the third quarter of 2014, compared to 2013. General and administrative and distribution expenses decreased 4 percent and 2 percent, respectively, in the third quarter of 2014, compared to 2013, while selling expenses increased 1 percent.

Operating income increased $5.2 million in the third quarter of 2014, compared to 2013. Excluding special project costs in both periods, operating income increased $7.2 million, and increased from 17.1 percent of net sales in the third quarter of 2013 to 18.7 percent in the third quarter of 2014.

Interest Expense and Income Taxes
Net interest expense decreased $5.4 million reflecting the impact of an interest rate swap the Company entered into earlier in the fiscal year, converting a portion of its debt from fixed-rate to variable-rate.

Income taxes were flat in the third quarter of 2014, compared to 2013, as an increase in income before income taxes was offset by a lower effective tax rate. The effective tax rate decreased from 34.1 percent in the third quarter of 2013 to 32.3 percent in 2014.

Segment Performance

	Three Months Ended January 31,			Nine Months Ended January 31,
	2014	2013	% Increase (Decrease)	2014	2013	% Increase (Decrease)
	(Dollars in millions)

Net sales:
U.S. Retail Coffee	$ 578.9	$ 627.7	(8%)	$ 1,688.2	$ 1,771.0	(5%)
U.S. Retail Consumer Foods	$ 557.8	$ 581.3	(4%)	$ 1,706.8	$ 1,729.0	(1%)
International, Foodservice, and Natural Foods	$ 328.8	$ 350.6	(6%)	$ 981.3	$ 1,058.0	(7%)

Segment profit:
U.S. Retail Coffee	$ 182.3	$ 175.2	4%	$ 508.9	$ 459.8	11%
U.S. Retail Consumer Foods	$ 105.6	$ 106.2	(1%)	$ 301.2	$ 325.1	(7%)
International, Foodservice, and Natural Foods	$ 44.8	$ 49.8	(10%)	$ 135.6	$ 148.7	(9%)

Segment profit margin:
U.S. Retail Coffee	31.5%	27.9%		30.1%	26.0%
U.S. Retail Consumer Foods	18.9%	18.3%		17.6%	18.8%
International, Foodservice, and Natural Foods	13.6%	14.2%		13.8%	14.1%

U.S. Retail Coffee
The U.S. Retail Coffee segment volume increased 2 percent in the third quarter of 2014, compared to the third quarter of 2013, led by increases of 4 percent in the Folgers® brand and 8 percent in Dunkin' Donuts® packaged coffee. Lower price realization and mix caused segment net sales to decrease 8 percent in the third quarter of 2014, compared to the third quarter of 2013. Pricing actions taken to reflect the pass through of lower commodity costs included both a price decline of approximately 6 percent taken in February 2013 and incremental promotional spending during the recent holiday season. Net sales of K-Cup® packs decreased 3 percent while volume increased 2 percent compared to last year's third quarter. Net sales of Folgers® Gourmet Selections® K-Cup® packs increased 4 percent in the third quarter of 2014, compared to the third quarter of 2013, offset by a decrease in the Millstone® branded offerings.

The U.S. Retail Coffee segment profit increased 4 percent in the third quarter of 2014, compared to record profits in the third quarter of 2013, as increased volume, the net benefit of lower green coffee costs relative to price realization, and decreased marketing expenses and manufacturing overhead were only partially offset by unfavorable mix. Unrealized mark-to-market adjustments on derivative contracts were a gain of $1.2 million in the third quarter of 2014, compared to a gain of $0.3 million in the third quarter of 2013.

U.S. Retail Consumer Foods
The U.S. Retail Consumer Foods segment volume for the third quarter of 2014 was flat, compared to the third quarter of 2013. Segment net sales decreased 4 percent in the third quarter of 2014, compared to 2013, primarily reflecting the impact of lower net price realization. Smucker's® fruit spreads and Jif® brand volume decreased 2 percent and 1 percent, respectively, in the third quarter of 2014, compared to 2013. Pricing actions taken since the beginning of the third quarter of 2013 caused net sales for both brands to decrease 7 percent over the same period. Net sales and volume of Smucker's® Uncrustables® frozen sandwiches achieved another strong quarter, up 18 percent and 19 percent, respectively.

Segment results in the baking aisle were mixed. Crisco® brand volume increased 12 percent, while net sales increased 2 percent impacted by lower price realization in the third quarter of 2014, compared to 2013. Net sales and volume for the overall Pillsbury® brand both decreased 9 percent. Net sales and volume gains were realized in Pillsbury® frostings, but were more than offset by declines in flour and baking mixes which were attributed to deeper promotional pricing by competitors in these categories that the Company chose not to match. Canned milk net sales increased 5 percent and volume was flat during the third quarter of 2014, compared to 2013.

The U.S. Retail Consumer Foods segment profit decreased $0.6 million, or 1 percent, in the third quarter of 2014, compared to the third quarter of 2013, due to increased manufacturing overhead, marketing expenses, and other segment support costs. Segment profit benefited from overall lower commodity costs, primarily for peanuts, oils, and flour, which were not entirely offset by lower price realization. Unrealized mark-to-market adjustments on derivative contracts were a gain of $0.6 million in the third quarter of 2014, compared to a gain of $0.4 million in the third quarter of 2013.

International, Foodservice, and Natural Foods
Net sales in the International, Foodservice, and Natural Foods segment decreased 6 percent in the third quarter of 2014, compared to 2013. Excluding the impacts of Enray, Cumberland, and foreign exchange, segment net sales decreased 11 percent. The net sales decrease was driven by the exited portions of the Company's hot beverage business and Smucker's® Uncrustables® frozen sandwiches with foodservice customers, the previously discussed unplanned trade spending accrual adjustment of approximately $10 million, and unfavorable sales mix. Segment volume decreased 2 percent, excluding the impact of Enray and Cumberland, as increases in the Robin Hood® and Five Roses® brands in Canada were more than offset by the impact of the exited foodservice businesses.

Segment profit decreased $5.0 million, or 10 percent, in the third quarter of 2014, compared to 2013, due to the trade spending accrual adjustment, the lost profit on the exited foodservice businesses, and an increase in marketing expenses. Foreign exchange also negatively impacted segment profit. Overall commodity costs were lower in the third quarter of 2014, compared to 2013. The additions of Enray and Cumberland were not significant to segment profit in the third quarter of 2014. Unrealized mark-to-market adjustments on derivative contracts were a gain of $2.2 million in the third quarter of 2014, compared to a loss of $0.5 million in the third quarter of 2013.

Other Financial Results and Measures

	Three Months Ended January 31,			Nine Months Ended January 31,
	2014	2013	% Increase (Decrease)	2014	2013	% Increase (Decrease)
	(Dollars in millions)

Net cash provided by operating activities	$ 421.1	$ 324.0	30%	$ 589.1	$ 683.6	(14%)

Free cash flow	$ 355.6	$ 276.0	29%	$ 440.2	$ 537.1	(18%)

EBITDA	$ 329.9	$ 319.2	3%	$ 920.0	$ 884.4	4%
% of net sales	22.5%	20.5%		21.0%	19.4%

Cash provided by operating activities and free cash flow were $421.1 million and $355.6 million in the third quarter of 2014, an increase of $97.1 million and $79.6 million, compared to 2013, respectively. The increase in both measures was primarily due to a lower amount of cash required to fund working capital, mostly due to a decrease in inventory levels and commodity costs.

During the quarter ended January 31, 2014, the Company repurchased approximately 0.6 million common shares for $61.4 million utilizing cash on hand.

Outlook
The Company reduced its net sales projection for fiscal 2014 to reflect a 5 percent decrease from 2013. The Company also lowered its non-GAAP income per diluted share estimate to a range of $5.55 to $5.60, excluding special project costs of approximately $0.20 per diluted share. The previous estimate was a range of $5.72 to $5.82. The updated guidance reflects the Company's third quarter results including the unplanned trade spending accrual adjustment, lower volume expectations for the fourth quarter, a more competitive pricing environment in key categories, and foreign exchange headwinds.

"While we expect our fourth quarter earnings to be down compared to a strong quarter last year, we want to reiterate that our business fundamentals remain sound and our prospects for ongoing earnings growth continue," commented Richard Smucker. "Our confidence is supported by aggressive innovation plans, a more stable cost environment, and strategic deployment of our strong cash flows. We are well positioned for future growth."

Conference Call
The Company will conduct an earnings conference call and webcast today, Friday, February 14, 2014, at 8:00 a.m. E.T. The webcast can be accessed from the Company's new website at www.jmsmucker.com/investor-relations. For those unable to listen to the live webcast, the webcast replay will be available at www.jmsmucker.com/investor-relations following the call. An audio replay will also be available following the call until Friday, February 21, 2014, and can be accessed by dialing 888-203-1112 or 719-457-0820, with an access code of 8975321.

Non-GAAP Measures
The Company uses non-GAAP financial measures including: net sales adjusted for the noncomparable impact of the Enray acquisition, the Cumberland distribution agreement, and foreign exchange rate; gross profit, operating income, income, and income per diluted share, excluding special project costs; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and free cash flow as key measures for purposes of evaluating performance internally. The Company believes that these measures provide useful information to investors because they are the measures used to evaluate performance on a comparable year-over-year basis. The special project costs relate to specific restructuring, merger and integration, and pension settlement projects that are each nonrecurring in nature and can significantly affect the year-over-year assessment of operating results. These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the "Unaudited Non-GAAP Financial Measures" tables.

About The J. M. Smucker Company
For more than 115 years, The J. M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments. Today, Smucker is a leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and natural foods products in North America. Its family of brands includes Smucker's®, Folgers®, Dunkin' Donuts®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, Cafe Bustelo®, Cafe Pilon®, truRoots®, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation® and Bick's® in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth and Independence established by its founder and namesake more than a century ago. For more information about the Company, visit www.jmsmucker.com.

The J. M. Smucker Company is the owner of all trademarks referenced herein, except for the following, which are used under license: Pillsbury® is a trademark of The Pillsbury Company, LLC; Carnation® is a trademark of Societe des Produits Nestle S.A.; and Dunkin' Donuts® is a registered trademark of DD IP Holder LLC.

Dunkin' Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to Dunkin' Donuts® coffee or other products for sale in Dunkin' Donuts® restaurants. K-Cup® is a trademark of Keurig, Incorporated, used with permission.

The J. M. Smucker Company Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance, or achievements expressed or implied by those forward-looking statements. Readers should understand that the risks, uncertainties, factors, and assumptions listed and discussed in this press release, including the following important factors and assumptions, could affect the future results of the Company and could cause actual results to differ materially from those expressed in the forward-looking statements:

  volatility of commodity markets from which raw materials, particularly green coffee beans, peanuts, soybean oil, wheat, milk, corn, and sugar, are procured and the related impact on costs;
  risks associated with derivative and purchasing strategies employed by the Company to manage commodity pricing risks, including the risk that such strategies could result in significant losses and adversely impact the Company's liquidity;
  crude oil price trends and their impact on transportation, energy, and packaging costs;
  the ability to successfully implement and realize the full benefit of price changes that are intended to ultimately fully recover cost including the competitive, retailer, and consumer response, and the impact of the timing of the price changes to profits and cash flow in a particular period;
  the success and cost of introducing new products and the competitive response;
  the success and cost of marketing and sales programs and strategies intended to promote growth in the Company's businesses;
  general competitive activity in the market, including competitors' pricing practices and promotional spending levels;
  the ability of the Company to successfully integrate acquired and merged businesses in a timely and cost-effective manner;
  the successful completion of the Company's restructuring programs and the ability to realize anticipated savings and other potential benefits within the time frames currently contemplated;
  the impact of food security concerns involving either the Company's or its competitors' products;
  the impact of accidents, extreme weather, and natural disasters, including crop failures and storm damage;
  the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain raw materials, such as packaging for its Folgers® coffee products, and finished goods, such as K-Cup® packs, and the ability to manage and maintain key relationships;
  the loss of significant customers, a substantial reduction in orders from these customers, or the bankruptcy of any such customer;
  changes in consumer coffee preferences and other factors affecting the coffee business, which represents a substantial portion of the Company's business;
  a change in outlook or downgrade in the Company's public credit ratings by a rating agency;
  the ability of the Company to obtain any required financing on a timely basis and on acceptable terms;
  the timing and amount of capital expenditures, share repurchases, and restructuring costs;
  impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets;
  the impact of new or changes to existing governmental laws and regulations and their application;
  the impact of future legal, regulatory, or market measures regarding climate change;
  the outcome of current and future tax examinations, changes in tax laws, and other tax matters, and their related impact on the Company's tax positions;
  foreign currency and interest rate fluctuations;
  political or economic disruption;
  other factors affecting share prices and capital markets generally; and
  risks related to other factors described under "Risk Factors" in other reports and statements filed by the Company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. The Company does not undertake any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended January 31,			Nine Months Ended January 31,
	2014	2013	% Increase (Decrease)	2014	2013	% Increase (Decrease)
	(Dollars in millions, except per share data)

Net sales	$ 1,465.5	$ 1,559.6	-6%	$ 4,376.3	$ 4,558.0	-4%
Cost of products sold	917.4	1,022.2	-10%	2,778.9	3,002.5	-7%
Cost of products sold - restructuring and merger and integration	2.9	1.2	152%	6.7	7.6	-12%
Gross Profit	545.2	536.2	2%	1,590.7	1,547.9	3%
Gross margin	37.2%	34.4%		36.3%	34.0%

Selling, distribution, and administrative expenses	250.3	251.0	0%	770.8	740.4	4%
Amortization	24.9	24.2	3%	74.1	72.6	2%
Other restructuring and merger and integration costs	7.1	6.8	4%	19.8	35.5	-44%
Other special project costs	-	-	n/m	-	6.7	-100%
Other operating income - net	(0.6)	(4.1)	-86%	(1.6)	(3.7)	-58%
Operating Income	263.5	258.3	2%	727.6	696.4	4%
Operating margin	18.0%	16.6%		16.6%	15.3%

Interest expense - net	(18.4)	(23.8)	-23%	(62.7)	(71.3)	-12%
Other income (expense) - net	1.4	(0.5)	n/m	1.1	0.4	203%
Income Before Income Taxes	246.5	234.0	5%	666.0	625.5	6%
Income taxes	79.8	79.8	-	219.3	211.6	4%
Net Income	$ 166.7	$ 154.2	8%	$ 446.7	$ 413.9	8%

Net income per common share	$ 1.59	$ 1.42	12%	$ 4.24	$ 3.78	12%

Net income per common share - assuming dilution	$ 1.59	$ 1.42	12%	$ 4.24	$ 3.78	12%

Dividends declared per common share	$ 0.58	$ 0.52	12%	$ 1.74	$ 1.56	12%

Weighted-average shares outstanding	104,791,746	108,472,267	-3%	105,293,445	109,355,131	-4%
Weighted-average shares outstanding – assuming dilution	104,805,369	108,491,922	-3%	105,308,655	109,380,394	-4%

The J. M. Smucker Company
Unaudited Condensed Consolidated Balance Sheets

	January 31, 2014	April 30, 2013	January 31, 2013
	(Dollars in millions)
Assets
Current Assets:
Cash and cash equivalents	$ 168.6	$ 256.4	$ 438.8
Trade receivables, less allowance for doubtful accounts	365.2	313.7	360.2
Inventories	864.8	945.5	878.2
Other current assets	109.5	79.6	68.8
Total Current Assets	1,508.1	1,595.2	1,746.0

Property, Plant, and Equipment - Net	1,185.3	1,142.5	1,121.6

Other Noncurrent Assets:
Goodwill	3,096.6	3,052.9	3,053.7
Other intangible assets - net	3,048.5	3,089.4	3,114.0
Other noncurrent assets	150.5	151.8	149.2
Total Other Noncurrent Assets	6,295.6	6,294.1	6,316.9
Total Assets	$ 8,989.0	$ 9,031.8	$ 9,184.5

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$ 220.2	$ 285.8	$ 251.6
Current portion of long-term debt	150.0	50.0	50.0
Other current liabilities	238.1	261.0	291.9
Total Current Liabilities	608.3	596.8	593.5

Noncurrent Liabilities:
Long-term debt	1,879.4	1,967.8	2,018.5
Other noncurrent liabilities	1,296.5	1,318.4	1,312.3
Total Noncurrent Liabilities	3,175.9	3,286.2	3,330.8

Shareholders' Equity	5,204.8	5,148.8	5,260.2
Total Liabilities and Shareholders' Equity	$ 8,989.0	$ 9,031.8	$ 9,184.5

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended January 31,		Nine Months Ended January 31,
	2014	2013	2014	2013
	(Dollars in millions)

Operating Activities
Net income	$ 166.7	$ 154.2	$ 446.7	$ 413.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	37.9	35.8	112.9	107.8
Depreciation - restructuring and merger and integration	2.2	1.4	4.3	7.2
Amortization	24.9	24.2	74.1	72.6
Share-based compensation expense	5.7	5.3	18.0	15.8
Loss on sale of assets - net	0.7	0.7	1.7	3.4
Changes in assets and liabilities, net of effect from businesses acquired:
Trade receivables	96.9	109.3	(50.4)	(13.0)
Inventories	154.8	97.5	80.3	82.9
Accounts payable and accrued items	(78.0)	(96.9)	(73.1)	2.0
Defined benefit pension contributions	(3.3)	(22.9)	(6.3)	(30.5)
Accrued and prepaid taxes	14.9	6.6	(18.1)	(6.8)
Other - net	(2.3)	8.8	(1.0)	28.3
Net Cash Provided by Operating Activities	421.1	324.0	589.1	683.6

Investing Activities
Businesses acquired, net of cash acquired	0.2	-	(101.8)	-
Additions to property, plant, and equipment	(65.5)	(48.0)	(148.9)	(146.5)
Proceeds from disposal of property, plant, and equipment	0.4	2.5	1.8	3.1
Other - net	0.6	11.3	(8.3)	17.2
Net Cash Used for Investing Activities	(64.3)	(34.2)	(257.2)	(126.2)

Financing Activities
Revolving credit facility - net	(207.0)	-	-	-
Quarterly dividends paid	(61.0)	(56.3)	(177.4)	(166.5)
Purchase of treasury shares	(61.5)	(0.2)	(227.0)	(175.5)
Proceeds from stock option exercises	0.1	1.1	0.4	1.9
Other - net	0.1	0.5	(1.2)	(7.1)
Net Cash Used for Financing Activities	(329.3)	(54.9)	(405.2)	(347.2)
Effect of exchange rate changes on cash	(9.4)	0.3	(14.5)	(1.1)
Net increase (decrease) in cash and cash equivalents	18.1	235.2	(87.8)	209.1
Cash and cash equivalents at beginning of period	150.5	203.6	256.4	229.7
Cash and Cash Equivalents at End of Period	$ 168.6	$ 438.8	$ 168.6	$ 438.8

The J. M. Smucker Company
Unaudited Non-GAAP Financial Measures

	Three Months Ended January 31,		Nine Months Ended January 31,
	2014	2013	2014	2013
	(Dollars in millions, except per share data)

Reconciliation to gross profit:
Gross profit	$ 545.2	$ 536.2	$ 1,590.7	$ 1,547.9
Cost of products sold - restructuring and merger and integration	2.9	1.2	6.7	7.6
Gross profit excluding special project costs	$ 548.1	$ 537.4	$ 1,597.4	$ 1,555.5
% of net sales	37.4%	34.5%	36.5%	34.1%

Reconciliation to operating income:
Operating income	$ 263.5	$ 258.3	$ 727.6	$ 696.4
Cost of products sold - restructuring and merger and integration	2.9	1.2	6.7	7.6
Other restructuring and merger and integration costs	7.1	6.8	19.8	35.5
Other special project costs	-	-	-	6.7
Operating income excluding special project costs	$ 273.5	$ 266.3	$ 754.1	$ 746.2
% of net sales	18.7%	17.1%	17.2%	16.4%

Reconciliation to net income:
Net income	$ 166.7	$ 154.2	$ 446.7	$ 413.9
Income taxes	79.8	79.8	219.3	211.6
Cost of products sold - restructuring and merger and integration	2.9	1.2	6.7	7.6
Other restructuring and merger and integration costs	7.1	6.8	19.8	35.5
Other special project costs	-	-	-	6.7
Income before income taxes, excluding special project costs	$ 256.5	$ 242.0	$ 692.5	$ 675.3
Income taxes, as adjusted	83.0	82.7	228.0	228.5
Income excluding special project costs	$ 173.5	$ 159.3	$ 464.5	$ 446.8

Weighted-average common shares outstanding	103,980,819	107,528,722	104,456,496	108,405,604
Weighted-average participating shares outstanding	810,927	943,545	836,949	949,527
Total weighted-average shares outstanding	104,791,746	108,472,267	105,293,445	109,355,131
Dilutive effect of stock options	13,623	19,655	15,210	25,263
Total weighted-average shares outstanding - assuming dilution	104,805,369	108,491,922	105,308,655	109,380,394
Income per common share excluding special project costs - assuming dilution	$ 1.66	$ 1.47	$ 4.41	$ 4.08

The J. M. Smucker Company
Unaudited Non-GAAP Financial Measures

	Three Months Ended January 31,		Nine Months Ended January 31,
	2014	2013	2014	2013
	(Dollars in millions)

Reconciliation to net income:
Net income	$ 166.7	$ 154.2	$ 446.7	$ 413.9
Income taxes	79.8	79.8	219.3	211.6
Interest expense - net	18.4	23.8	62.7	71.3
Depreciation	37.9	35.8	112.9	107.8
Depreciation - restructuring and merger and integration	2.2	1.4	4.3	7.2
Amortization	24.9	24.2	74.1	72.6
Earnings before interest, taxes, depreciation, and amortization	$ 329.9	$ 319.2	$ 920.0	$ 884.4
% of net sales	22.5%	20.5%	21.0%	19.4%

Reconciliation to cash provided by operating activities:
Net cash provided by operating activities	$ 421.1	$ 324.0	$ 589.1	$ 683.6
Additions to property, plant, and equipment	(65.5)	(48.0)	(148.9)	(146.5)
Free cash flow	$ 355.6	$ 276.0	$ 440.2	$ 537.1

The Company uses non-GAAP financial measures including: net sales adjusted for the noncomparable impact of the Enray acquisition, the Cumberland distribution agreement, and foreign exchange rate; gross profit, operating income, income, and income per diluted share, excluding special project costs; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and free cash flow as key measures for purposes of evaluating performance internally.The Company believes that these measures provide useful information to investors because they are the measures used to evaluate performance on a comparable year-over-year basis.The special project costs relate to specific restructuring, merger and integration, and pension settlement projects that are each nonrecurring in nature and can significantly affect the year-over-year assessment of operating results.These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP.Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations and liquidity.These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments.

The J. M. Smucker Company
Unaudited Reportable Segments

	Three Months Ended January 31,		Nine Months Ended January 31,
	2014	2013	2014	2013
	(Dollars in millions)

Net sales:
U.S. Retail Coffee	$ 578.9	$ 627.7	$ 1,688.2	$ 1,771.0
U.S. Retail Consumer Foods	557.8	581.3	1,706.8	1,729.0
International, Foodservice, and Natural Foods	328.8	350.6	981.3	1,058.0
Total net sales	$ 1,465.5	$ 1,559.6	$ 4,376.3	$ 4,558.0

Segment profit:
U.S. Retail Coffee	$ 182.3	$ 175.2	$ 508.9	$ 459.8
U.S. Retail Consumer Foods	105.6	106.2	301.2	325.1
International, Foodservice, and Natural Foods	44.8	49.8	135.6	148.7
Total segment profit	$ 332.7	$ 331.2	$ 945.7	$ 933.6
Interest expense - net	(18.4)	(23.8)	(62.7)	(71.3)
Cost of products sold - restructuring and merger and integration	(2.9)	(1.2)	(6.7)	(7.6)
Other restructuring and merger and integration costs	(7.1)	(6.8)	(19.8)	(35.5)
Other special project costs	-	-	-	(6.7)
Corporate administrative expenses	(59.2)	(64.9)	(191.6)	(187.4)
Other income (expense) - net	1.4	(0.5)	1.1	0.4
Income before income taxes	$ 246.5	$ 234.0	$ 666.0	$ 625.5

Segment profit margin:
U.S. Retail Coffee	31.5%	27.9%	30.1%	26.0%
U.S. Retail Consumer Foods	18.9%	18.3%	17.6%	18.8%
International, Foodservice, and Natural Foods	13.6%	14.2%	13.8%	14.1%

(Logo: http://photos.prnewswire.com/prnh/20071219/SMUCKERLOGO )

CONTACT: The J. M. Smucker Company, (330) 682-3000, Investors: Sonal Robinson, Vice President, Investor Relations, Media: Maribeth Burns, Vice President, Corporate Communications